Endorsement	In this endorsement “we”, “our” and “us” mean MONY Life Insurance
Company of America. “You” and “your” mean the owner of the Policy.

This endorsement is effective as of the Register Date of the policy and modifies this policy as noted below.

1.	The “Changing the Owner or Beneficiary” provision is deleted and replaced by the following:

Changing the Owner or Beneficiary. While the insured person is living, you may change the beneficiary by written notice in a form satisfactory to us. You can get such a form from your agent or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice; however, it will not apply to any payment we make or other action we take before we receive the notice.

Any change of ownership of this policy shall be VOID, except that you may change the owner of this policy upon our approval of a request made in writing to us at our Administrative Office, such approval to be given, or not, at our sole discretion. If such request is approved, upon our approval the change of ownership shall be deemed to have taken effect on the date that the written request for approval of such change was signed, subject to any payments made or actions taken by us prior to receipt of this request. Once approved by us, your rights and those of any other person referred to in this policy will be subject to the change of ownership.

2.	The “Assignment “ provision is deleted and replaced by the following:

Assignment. You may assign this policy as collateral for a loan (“Collateral Assignment”); however, we will not be bound by a Collateral Assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in the policy will be subject to the Collateral Assignment. We assume no responsibility for the validity of a Collateral Assignment or for any rights or obligations between you and the assignee. The Collateral Assignment, unless otherwise specified by you, will take effect on the date you sign the notice of Collateral Assignment, except that it will not apply to any payment we make or other action we take before we receive the notice in our Administrative Office.

An absolute assignment, other than a Collateral Assignment, shall be considered a change of ownership to the assignee. Such assignment will be VOID unless it is made in accordance with the terms of the “Changing the Owner or Beneficiary” provision of this Endorsement.

MONY LIFE INSURANCE COMPANY OF AMERICA

Mark Pearson, Chairman of the Board and Chief Executive Officer	Karen Field Hazin, Vice President, Secretary and Associate General Counsel

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